Exhibit 5.1

New York City 170 Christopher Street New York, NY 10014	Hudson Valley 150 West Main Street Stony Point, NY 10980	Florida 429 Lenox Avenue, 4th FL Miami Beach, FL 33139

April 7, 2021

Riley Exploration Permian, Inc.
29 East Reno, Suite 500
Oklahoma City, Oklahoma 73104

Re:          Riley Exploration Permian, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Riley Exploration Permian, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of the following securities with an aggregate offering price of up to $250,000,000: (i) by the Company of an indeterminate aggregate amount of securities consisting of shares (the “Primary Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or shares of the Company’s preferred stock, par value $0.0001, which may be issued in one or more series (the “Preferred Stock”); or (ii) by the selling stockholders named in the Registration Statement or any other selling stockholders to be identified in one or more Prospectus Supplements of up to 16,721,922 shares of Common Stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”) on the terms to be determined at the time of each offering.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of public officials and certificates of officers of the Company and have not independently verified such matters.  In making this examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed the existence of and power of each entity and party to any document referred to herein other than the Company.

Based upon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)
with respect to Shares that constitute Primary Shares, when (i) the Company has taken all necessary action to authorize and approve the issuance of such Primary Shares (including the adoption of a Certificate of Designation relating to shares of Preferred Stock (a “Certificate”), and the filing of such Certificate with the Secretary of State of the State of Delaware, the terms of the offering thereof and related matters, (ii) the applicable definitive underwriting, purchase or other agreement providing for the issuance and sale thereof by the Company has been duly executed and delivered and (iii) such Primary Shares have been duly issued and delivered by the Company in accordance with the terms of such agreement against payment (or delivery) of the consideration payable therefor as determined by the Board of Directors of the Company or any duly authorized committee thereof (the “Board”) and as provided for in such agreement, such Primary Shares will have been duly authorized, validly issued, fully paid and non-assessable; and

(2)	The Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

In rendering the opinions set forth herein, we have assumed that:

(i) at the time of the issuance of such Shares, the Company (A) will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, and (B) will have the necessary corporate power and due authorization, and the certificate of incorporation and bylaws of the Company will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof;

(ii) the issuance and sale of such Shares will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of incorporation and bylaws of the Company, and so as not to violate, or result in a default under or breach of any applicable law, regulation or administrative order or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body (including any securities exchange on which the Company’s securities are listed for trading) having jurisdiction over the Company;

(iii) sufficient shares of Common Stock or Preferred Stock (and any Shares issuable upon conversion, exchange or exercise of any Shares) will be authorized for the issuance of such Shares under the certificate of incorporation of the Company that have not otherwise been issued or reserved or otherwise committed for issuance; and

(iv) the consideration for the issuance and sale of such Shares established by the Board and provided for in the applicable definitive purchase, underwriting or similar agreement will not be less than the par value of the Common Stock or Preferred Stock, as the case may be.

The foregoing opinions are qualified in the following respects: (i) our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction; (ii) we express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom; and (iii) our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise the Company of any change in any matter set forth herein.

This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Sincerely, /s/ di Santo Law PLLC